Exhibit 99.1

CONTACT: Shintaro Asako Vice President and CFO MediciNova, Inc. Phone: 858-373-1500 E-mail : info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Adopts Stockholder Rights Plan

SAN DIEGO, Calif., November 26, 2006 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of MediciNova common stock, held by stockholders of record as of the close of business on December 11, 2006.

The Rights Plan is designed to enable all MediciNova stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire MediciNova. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics. The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 20 percent or more of MediciNova’s common stock, subject to certain exceptions set forth in the Rights Plan.

The Rights will trade with MediciNova’s common stock unless and until they are separated upon the occurrence of certain future events. MediciNova’s Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person acquires 20 percent or more of MediciNova’s Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes six compounds in clinical testing, targets a variety of prevalent medical conditions, including asthma, multiple sclerosis, status asthmaticus, interstitial cystitis, cancer, Generalized Anxiety Disorder, preterm labor, urinary incontinence and thrombotic disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the ‘safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see MediciNova’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. MediciNova disclaims any intent or obligation to update these forward-looking statements.

###